FIRST AMENDMENT TO AGREEMENT
FOR PURCHASE AND SALE OF REAL PROPERTY
AND ESCROW INSTRUCTIONS

This First Amendment to Agreement for Purchase and Sale of Real Property And Escrow Instructions (this “First Amendment”), dated November 5, 2005 for identification purposes only, is entered into by and between NNN Oakey Building 2003, LLC, a Delaware limited liability company (“Seller”) and Trans-Aero Land & Development Company, a Nevada corporation (“Buyer”).

RECITALS

A. Seller and Buyer are parties to that certain Agreement for Purchase and Sale of Real Property And Escrow Instructions dated November 3, 2005 (the “Agreement”) All capitalized terms used in this First Amendment and not otherwise defined herein shall have the same meaning as defined in the Agreement.

B. The Lease referred to in the Agreement is that certain Lease Agreement between Seller, as the landlord, and Las Vegas Metropolitan Police Department, as the tenant, dated April 25, 2005. The parties further acknowledge that the Inspection Period ends at 5:00 pm Pacific lime on November 4, 2005.

C. Seller and Buyer desire to amend the Agreement and the Exhibits attached thereto as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Amendment of Agreement. The following provisions of the Agreement and the Exhibits attached thereto are hereby amended as follows:

1.1 Section 3.1 of the Agreement is amended to replace “Commonwealth Land Title” with “First American Title Company.”

1.2 Section. 4.2 of the Agreement is amended to replace the form of estoppel certificate attached to the Agreement with any reasonable form proposed by Buyer or its lender, subject to Seller’s approval, not to be unreasonably withheld, delayed or conditioned.. Buyer shall provide its proposed form of estoppel certificate on or before November 11, 2005. If Buyer does not object to any matters certified by the tenant on the estoppel certificate within three (3) business days of receipt thereof, Buyer shall be deemed to have approved the estoppel certificate.

With respect to the $1,420,091 Allowance for tenant improvements, the $300,000 Additional Allowance, and the $684,000 Furniture Allowance described in the Lease, if any such amounts have not been paid in full by Seller pursuant to the Lease on or before the Close of Escrow, whether or not the tenant under the Lease verifies the same in the Estoppel Certificate, Seller shall represent and warrant such facts to Buyer as of the Close of Escrow, With respect to any such amount that has not been paid in full by Seller pursuant to the Lease as of the Close of Escrow, (i) Buyer shall assume such payment obligation as of the Close of Escrow, and (ii) Buyer shall receive a credit towards the Purchase Price in such amount assumed by Buyer

1.3 Section 6.2.1 of the Agreement is amended to delete the first sentence thereof and to replace the same with the following:

“Escrow shall close (“Close of Escrow”) within three (3) days following the satisfaction (or written waiver by Buyer) of all of the conditions precedent to closing set forth in Section 9 of the Agreement, but in no event before November 30, 2005”

1.4 Section 6.4.10 and Section 9.1 of the Agreement are amended to provide that if, due to circumstances beyond Seller’s reasonable control, Seller is unable to deliver a certificate to the effect that all of the representations and warranties of Seller set forth in the Agreement are accurate as of the Close of Escrow pursuant to Section 6.4.10, or if the condition precedent set forth in Section 9.1 is not satisfied, the Agreement shall not automatically terminate, but shall terminate, at the election of Buyer, Buyer shall have the right to waive any such misrepresentation, breach of warranties, or condition precedent, and to proceed to the Close of Escrow notwithstanding any such misrepresentation, breach of warranty, or failure of such condition precedent. If the Agreement is terminated pursuant to said Sections, the Deposit shall be returned to Buyer pursuant to Section 9.5

1.5 Section 7.11.2 is amended to provide that Seller shall not enter into any new lease with respect to the Property at any time, nor, after the expiration of the Inspection Period, shall Seller modify or amend the existing Lease, without first obtaining the written consent of Buyer, which consent may be withheld or granted in Buyer’s sole and absolute discretion.

1.6 Section 9.4 of the Agreement is amended to add: “and the Work (as said term is defined in Section 3.1 of the Lease)” following each use of the term “Parking Garage” in said Section 9.4, and to add the following to the end of said Section 9.4:

“In addition to the forgoing, as additional requirements for the satisfaction of the condition precedent set forth herein, Seller shall: (a) obtain a certificate for the benefit of Buyer from its architect or general contractor responsible for the design or construction (as applicable) of the Parking Garage and the Work certifying that construction of the Parking Garage and the Work is substantially complete in accordance with the plans and specifications for the same approved by the City of Las Vegas and delivered to Buyer as part of the Due Diligence Items; (b) record a Notice of Completion with respect to the Parking Garage and the Work pursuant to NRS 108228 and deliver a conformed copy of such recorded Notice of Completion to Buyer showing the recording reference information provided by the Clark County Recorder’s Office; and (c) deliver to Buyer an original Certificate or Certificates of Occupancy for the entire building on the Property and for the Parking Garage issued by the City of Las Vegas.”

In addition, on the Close of Escrow, Seller shall deliver to Buyer (a) an original contractor’s warranty covering the construction of the Parking Garage and Work in favor of Buyer for a period of one (1) year from substantial completion of such work given by the general contractor performing such work, and (b) an assignment of the construction contract or contracts for the Parking Garage and the Work between Seller and the general contractor performing such work.

1.7 Section 13.3 of the Agreement is amended to replace “Santa Ana, California” with “Clark County, Nevada.”

1.8	Section 25 is added to the Agreement, as follows:

“25. Survival.

The representations, warranties, and covenants of Seller set forth in this Agreement shall survive the Close of Escrow for a period of six (6) months. However, notwithstanding the forgoing to the contrary, the obligations of Seller under the Escrow Agreement attached to the Agreement as Exhibit B shall continue for so long as any amounts are payable thereunder by Seller to Buyer.”

1.9 Section 26 is added to the Agreement, as follows:

“26. SNDA

If required by Buyer’s lender financing any part of the Purchase Price, on or before the Close of Escrow, Seller shall deliver to Escrow Holder for recording a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) executed by the tenant under the Lease, subordinating its interest in the Lease and Real Property to the lien of a first priority deed of trust in favor of such lender, and in any reasonable form proposed by Buyer’s lender, subject to Seller’s approval, not to be unreasonably withheld, delayed or conditioned. Buyer shall provide its lender’s proposed form of SNDA on or before November 11, 2005. If Buyer’s lender does not object to any matters certified by the tenant on the SNDA within three (3) business days of receipt thereof Buyer’s lender shall be deemed to have approved the SNDA. Delivery of such SNDA shall be an additional condition precedent to closing for Buyer’s benefit pursuant to Section 9 above.”

1.10 Section 27 is added to the Agreement, as follows:

“27. Outside Date

Notwithstanding anything contained in this Agreement to the contrary, if the conditions precedent to the closing set forth in Section 9 have not been satisfied or waived in writing by Buyer on or before January 31, 2006 (which date shall not be extended by any events of force majeure), then Buyer shall have the right at any time thereafter and prior to the Close of Escrow to terminate this Agreement by written notice to Seller and Escrow Holder. Upon delivery of such notice and the return of the Due Diligence Items, the Deposit shall be returned to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations under this Agreement.”

1.11. Recital C of the Escrow Agreement attached to the Agreement as Exhibit B is amended to replace “The guaranty” in the last sentence thereof with “Seller’s obligations under this Agreement with respect to Rent Payments (as defined below).”

1.12 Section 1(c) of the Escrow Agreement attached to the Agreement as Exhibit B is deleted in its entirety and replaced with the following:

“(c) Beginning on the later of (i) December 1, 2005, or (ii) the first (1st) day of the calendar month in which the Close of Escrow occurs if the Close of Escrow occurs after December 31, 2005, and continuing on the first (1st) day of each calendar month thereafter until and including December 1, 2006, the Escrow Agent shall, without the need for any additional instructions from the panties, disburse from the $1,745,629.00 proceeds held by Escrow Agent pursuant hereto the total Rent Guaranty amount shown for each such calendar month at the bottom of each Rent Guaranty column on the schedule attached to this Agreement. Said Rent Guaranty Amount shall be pro-rated for any partial month in which the Close of Escrow occurs, based on the actual number of days in such month. However, if the Police Department actually pays to Purchaser any sublease rent pursuant to Section 5.4 of the P.D. Lease in any calendar month, then the Rent Guaranty amount payable from such escrowed funds for such calendar month shall be decreased by the same amount of such sublease rent actually received by Purchaser. Escrow Agent shall not decrease the Rent Guaranty amount payable from such escrowed funds unless and until Seller and

Purchaser deliver joint escrow instructions to Escrow Agent with respect thereto. Purchaser shall not unreasonably withhold any such escrow instructions provided that it has actually received good funds in the amount of any such sublease rent from the Police Department.”

1.13 The parties acknowledge that the name of Buyer set forth in the Agreement and the Escrow Agreement attached as Exhibit B thereto was incorrectly shown as Trans-Aero Land & Development Corporation and/or Trans-Aero Land and Development Corp., and that the correct legal name of Buyer’s entity is “Trans-Aero Land & Development Company.” Said entity name is hereby amended for all purposes where incorrectly stated in the Agreement or any attached Exhibits.

2. Miscellaneous.

2.1 No Other Changes. Except as expressly amended by this First Amendment, the Agreement shall remain in full force and effect. All references to the Agreement contained therein shall mean the Agreement as amended hereby.

2.2 Counterparts; Electronic Transmission This First Amendment may be executed in two ox more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this First Amendment may be delivered by facsimile, PDF file or other electronic file attached to e-mail, or other electronic means. Such delivery shall be conclusive for all purposes.

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IN WITNESS WHEREOF, Buyer and Seller have executed this First Amendment to Agreement fox Purchase and Sale of Real Property And Escrow Instructions on the date set forth opposite their respective signatures below.

“Seller” NNN Oakey Building 2003, LLC

a Delaware limited liability company

By: Triple Net Properties, LLC,

a Virginia limited liability company

Executed on , 2005	Its: Manager By: /s/ Louis Rogers LOUIS ROGERS PRESIDENT

“Buyer”

Trans-Aero Land & Development Company,

Executed on 11-8-05, 2005	a Nevada Corporation

	/s/ Eugene L. Buckley Eugene	L. Buckley, President